Exhibit 99.1

AeroGrow Reports Results for Quarter and Fiscal Year Ended March 31, 2011

•	Annual revenue of $11.3 million

•	Operating loss reduced more than 40% year over year, to $3.7 million

•	Strategic shift to direct-to-consumer channel gaining traction

Boulder, CO – August 15, 2011 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter and fiscal year ended March 31, 2011.

For the fiscal year ended March 31, 2011, AeroGrow reported revenue of $11.3 million, down 34% from the year ended March 31, 2010.  The decline in sales was largely due to a deliberate shift in the Company’s business strategy to focus on building its higher-margin direct-to-consumer business and reduce its exposure to the retail sales channel because of the relatively low profit margins and high capital and operational requirements in that channel.  This resulted in wholesale sales to retailers declining by almost 70% year-over-year, accounting for more than 80% of the Company’s total decrease in sales.

Despite the lower level of sales, the shift to a higher mix of direct-to-consumer sales, combined with a focus on margin improvement efforts, increases in marketing efficiencies, and an almost 40% year-over-year reduction in selling and administrative expenses, led to a significant improvement in the Company’s operating loss.  AeroGrow reported an operating loss for the year of $3.7 million, a reduction of more than 40% from the operating loss of $6.2 million for the year ended March 31, 2010.

"While we’re certainly not satisfied with the operating loss for the year, I’m quite pleased with the progress we made and the acceleration in our performance as the year unfolded,” said Mike Wolfe, AeroGrow’s President & CEO.  “We delivered improvements in many key metrics as we learned to successfully operate a leaner, more focused business, primarily leveraging the direct response sales channels.”

Included among the Company’s year-over-year improvements were a 35% increase in marketing effectiveness, an increase in the mix of high margin seed kit and accessory sales to 44.0% from 33.6%, and a $3.8 million, or 41%, reduction in overhead expense.  Despite these improvements, the Company continued to face significant liquidity issues which constrained its ability to spend sufficient media dollars to drive increased sales and efficiencies, and limited its ability to translate the improvements into annual profits.

“We shifted our focus to our direct response business during the year,” said Mr. Wolfe, “and although our DR sales were down year-over-year, due largely to our inability to spend adequate media dollars, our financial performance was dramatically improved, and those improvements were accelerating in the second half of our fiscal year.  For the quarter ended in December, direct response sales resulted in our first quarterly EBITDA profit in over two years, and for the quarter ended in March, our direct response sales were up almost 18% year-over-year.

“Unfortunately, lack of capital continues to hamper our efforts to turn around the business and puts our operations at risk over the near-term going forward,” continued Mr. Wolfe.  “Nonetheless, we are actively looking to raise the new funds we need to execute our direct-to-consumer strategy that we expect will rebuild our sales base.  In addition, we have worked hard to improve our manufacturing and operational efficiencies which we anticipate will lead to higher gross margins.   We believe that the execution of these initiatives, along with the significantly lower overhead we have achieved during the past year, should help us in leveraging our business and delivering future profits.”

In April, the Company announced its intention to form a joint venture to market its products through the network marketing sales channel.  On August 5, 2011, the Company discontinued its efforts to expand into this new sales channel through the previously announced joint venture.

“I regret that our deal to form a network marketing joint venture company was terminated when our joint venture partners were unable to provide the funds necessary to launch the business, pursuant to the agreement that was signed in April,” Mr. Wolfe noted.  “We remain interested in the network marketing sales channel and hope to pursue other ways to sell AeroGrow products into this channel in the future.”

RESULTS OF OPERATIONS

For the fiscal year ended March 31, 2011 (“Fiscal 2011”), our net sales totaled $11,313,212, a decrease of 34.4% from the fiscal year ended March 31, 2010 (“Fiscal 2010”).

Our sales to retailer customers declined by 68.8% to $2,157,211, representing 80.3% of the overall sales decrease we experienced during Fiscal 2011.  The reduction in sales to retailers reflected a combination of factors, but was principally caused by our decision to de-emphasize sales to retailers because of the higher risk and lower margins associated with these sales.  As a result of our strategic decision to reduce our exposure to the retail channel, we reduced the number of retail store doors carrying our products, to approximately 575 at March 31, 2011, from approximately 1,290 a year earlier, and 4,600 store doors as of December 31, 2009.

Our direct-to-consumer sales also declined, by 9.5% to $8,976,534, because of a 32.9% decrease in our spending on revenue-generating advertising driven by our cash constraints, our decision to implement a more targeted marketing program during the year, and lower average pricing on the sales of our products.  However, we did deliver a 34.8% year-over-year increase in the efficiency of our marketing efforts during Fiscal 2011, as measured by dollars of direct-to-consumer sales per dollar of advertising expense, which offset a large part of the impact on sales of the decline in advertising spending.  Sales to international distributors also fell in Fiscal 2011, by 55.8% to $179,467, as we did not promote international sales, and our distributors’ inventory levels in existing markets were sufficient to meet most of our international consumer demand, thereby limiting re-orders.

The combination of these factors resulted in a year-over-year decline in total net sales of 34.4% to $11,313,212 in Fiscal 2011.

Our gross margin for the fiscal year ended March 31, 2011 was 29.9%, down from 31.3% in the prior year.  The decrease in percentage margin reflected a variety of offsetting factors experienced during Fiscal 2011.  Positive impacts were achieved through efficiencies in our manufacturing and distribution operations, an increased mix of higher-margin direct-to-consumer and seed kit and accessory sales.  However, these were more than offset by lower average pricing across our key products, the margin impact of our constrained liquidity situation, and inventory adjustments, reserves, and obsolescence charges that were approximately $258,000 higher than in Fiscal 2010.  The higher inventory charges in large part reflected the impact of strategic decisions we took during the fiscal year to accelerate our de-emphasis of the retail channel in North America, to re-design our seed kits to improve manufacturing efficiencies and reduce cost, and to re-evaluate our international warehousing and distribution.  These decisions resulted in certain inventories being discontinued and/or becoming obsolete.

Operating expenses other than cost of revenue for the fiscal year ended March 31, 2011 totaled $7,063,914, 39.3% or $4,578,216 lower than the prior fiscal year.  This decrease reflected cost saving initiatives, staffing reductions, and reduced spending on advertising and promotion.  Sales and marketing costs were reduced by 38.4%, including a $756,492, or 32.9% reduction in advertising spending caused in large part by the cash constraints we experienced throughout Fiscal 2011, as well as by planned reductions we implemented.  General and administrative expense totaled $3,116,446 during Fiscal 2011, representing a $1,996,201, or 39.0% reduction relative to the prior fiscal year.  The lower general and administrative expense primarily reflected the impact of lower headcount, as well as spending reductions in all areas, including legal expenses, administration, and facility and office-related expenses.  Research and development costs also declined year-over-year, by $237,563, or 55.9%, to $187,178 in Fiscal 2011.  The reduction in research and development expense primarily reflected the impact of lower headcount relative to the prior fiscal year.

Our loss from operations totaled $3,679,389 for Fiscal 2011, as compared to a loss of $6,237,182 in the prior year.  The lower loss reflected the impact of margin improvements, cost savings initiatives and lower media spending which offset the impact of lower sales during Fiscal 2011.

Other expense for Fiscal 2011 totaled $4,242,351 as compared to $94,023 in the prior year. The net other expense in Fiscal 2011 included $3,267,566  in non-cash expense related to: (i) the amortization of deferred financing costs, and (ii) the amortization of a calculated debt discount (including amounts accelerated because of the conversion of convertible debt into common stock during the period).  Each of these charges related to convertible notes issued during Fiscal 2011.  These notes were considered to have been issued at a discount because they had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount will be amortized to expense over the three-year life of the notes, as will the related financing costs.  In addition, current year other expense included $105,191 related to a revised vendor payment agreement. In a prior year period the vendor had discounted the amount owed in order to accelerate payment terms; however, we fell behind in the agreed accelerated payments and the vendor exercised its option to collect the original amount in full.  In Fiscal 2010, other expense included the impact of approximately $807,000 in gains recorded as a result of negotiated reductions in accounts payable amounts owed to certain vendors.

The net loss for Fiscal 2011 increased to $7,921,740 from $6,331,205 in Fiscal 2010, because the $2,557,793 reduction in the operating loss was offset by approximately $3.3 million in non-cash interest expense related to the convertible note issue in Fiscal 2011; and approximately $807,000 in gains related to the negotiated discounts on accounts payable obligations that were recognized in Fiscal 2010.

AEROGROW INTERNATIONAL, INC.
Statements of Operations

	Twelve months ended March 31,
	2011	2010	2009

Product sales	$11,313,212	$17,251,347	$37,449,868

Operating expenses
Cost of revenue	7,928,687	11,846,399	23,710,787
Research and development	187,178	424,741	2,146,493
Sales and marketing	3,760,290	6,104,742	13,772,822
General and administrative	3,116,446	5,112,647	7,043,391
Total operating expenses	14,992,601	23,488,529	46,673,493

Profit (loss) from operations	(3,679,389)	(6,237,182)	(9,223,625)

Other (income) expense, net
Interest (income)	(8,582)	(8,537)	(6,285)
Interest expense	3,787,684	931,468	796,070
Interest Expense - Related Party	415,109	117,382	195,961
Other income	48,140	(946,290)	104,143
Total other (income) expense, net	4,242,351	94,023	1,089,889

Net profit (loss)	$(7,921,740)	$(6,331,205)	$(10,313,514)

Net profit (loss) per share, basic and diluted	$(0.56)	$(0.50)	$(0.82)

Weighted average number of common shares outstanding, basic and diluted	14,240,761	12,564,140	12,519,999

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	3/31/2011	3/31/2010
ASSETS
Cash	$355,781	$249,582
Restricted Cash	162,837	443,862
Accounts Receivable	290,997	478,113
Other Receivables	260,692	259,831
Inventory	2,547,570	3,493,732
Prepaid Expenses and other	335,854	338,095
Total Current Assets	3,953,731	5,263,215

Property and equipment	359,962	1,002,530
Other Assets
Intangible Assets	273,081	275,599
Deposits	159,631	240,145
Prepaid Loan Issuance Costs	1,488,491	62,291
Total other assets	1,921,203	578,035
Total Assets	$6,234,896	$6,843,780

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Notes Payable	$350,798	$-
Notes Payable - Related Party	211,321	-
Current Portion - Long Term Debt	1,168,160	3,053,984
Current Portion - Long Term Debt - Related Party	13,947	911,275
Due to factor	-	-
Accounts payable	1,506,841	3,354,703
Accrued expenses	614,234	1,449,977
Customer deposits	122,377	339,041
Deferred rent	22,513	40,773
Total current liabilities	4,010,191	9,149,753

Long term debt	3,716,229	1,020,957
Long Term Debt - Related Party	359,751	-

Stockholder's equity
Preferred stock	8	8
Common stock	19,244	12,398
Additional paid-in capital	62,324,016	52,933,467
Accumulated (deficit)	$(64,194,543)	$(56,272,803)
Total stockholder's equity	(1,851,275)	(3,326,930)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$6,234,896	$6,843,780

AEROGROW INTERNATIONAL, INC.
SUPPLEMENTAL SALES INFORMATION

SALES BY CHANNEL

	Fiscal Years Ended March 31,
	2011	2010	2009
Revenue
Product sales- retail	19.1%	40.1%	60.9%
Product sales- direct-to-consumer	79.3%	57.5%	32.9%
Product sales- international	1.6%	2.4%	6.2%
Total sales	100.0%	100.0%	100.0%

SALES BY PRODUCT

	Fiscal Years Ended March 31,
	2011	2010	2009
Revenue
AeroGardens	56.0%	66.4%	77.8%
Seed Kits and Accessories	44.0%	33.6%	22.2%
Total sales	100.0%	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.